EXHIBIT 99.1

Harvard Bioscience Appoints Katherine Eade and Thomas Loewald to the Board of Directors

HOLLISTON, Mass., Oct. 25, 2017 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO) (the “Company”), a global developer, manufacturer and marketer of a broad range of solutions to advance life science, appointed Katherine Eade and Thomas Loewald as Class II directors of the Board of Directors, effective as of October 24, 2017.

Ms. Eade is Director, M&A Law and Transactions at Corning.  Prior to joining Corning, she was an attorney at Cleary Gottlieb Steen & Hamilton LLP.  Earlier in her career, she served as a law clerk for Judge Morton I. Greenberg of the U.S. Court of Appeals for the Third Circuit. Ms. Eade earned a B.A. in Government from Cornell University and a J.D. from Harvard Law School.

Mr. Loewald currently serves as President of the Extrusion and Laminations Division of ProAmpac, a leading flexible packaging manufacturer.  Prior to joining ProAmpac, he spent over 14 years at Thermo Fisher Scientific, most recently as the company’s Senior Vice President and Chief Commercial Officer. Mr. Loewald earned a B.A. in Economics from Middlebury College and an M.B.A. from The Amos Tuck School at Dartmouth College.

Jeffery A. Duchemin, President, CEO and Director of Harvard Bioscience, said, “We are pleased to announce this appointment of both Katherine and Tom to our Board. Their proven leadership and industry experience will enhance our Board. We are fortunate to have such high caliber individuals join us as we continue to transform all aspects of our business. We plan to draw heavily on Katherine’s and Tom’s expertise as we advance our global growth strategy through commercial excellence, acquisitions, product development, and operational efficiencies.”

Ms. Eade said, “I am thrilled to join the Harvard Bioscience Board. I have tremendous respect for the work done by Jeff and his team, and the other members of the Board, to position the Company for growth. I look forward to contributing to Harvard Bioscience’s success.”

Mr. Loewald said, “Over the last 14 years I've been a part of the exciting transformation of the life science industry, and have seen first-hand how the advances in our field are dramatically improving global societal outcomes.  I look forward to working with the Harvard Bioscience's management team and my fellow board members to support the continued growth of the company as a life sciences leader.”

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, websites, catalogs, and through distributors including Thermo Fisher Scientific Inc., VWR, and other specialized distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France, Canada and China. For more information, please visit our website at www.harvardbioscience.com.

Corey Manchester
Director, Finance and Investor Relations

Tel: 508 893 8999